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                                  EXHIBIT 10(k)

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made this 31st day of January, 2001, by and between

                            P. H. GLATFELTER COMPANY,
                    a Pennsylvania corporation ("EMPLOYER"),

                                      and

                        GERHARD FEDERER, ("EMPLOYEE").

WHEREAS, Employee is presently employed by Employer's subsidiary pursuant to the Geschaftsfuhrer-Anstellungsvertrag, Altersversorgungsvertrag and Schiedsvertrag entered into by Employee and S&H Verwatltungsgesellschaft mbH, dated December 17, 1999 (together the "Old Employment Agreements), and the parties desire to terminate the Old Employment Agreements and enter into a new agreement (the "Agreement") based on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1. TERMINATION OF OLD EMPLOYMENT AGREEMENT. The parties agree that the Old Employee Agreements shall be terminated concurrently with the effective date of this Agreement and shall be of no further force or effect. The parties hereto waive and release all rights they may have under the Old Employment Agreements as of the effective date hereof.

2. EMPLOYMENT AND DUTIES. Employer employs Employee in an executive capacity with the initial title of Vice President of Finance - Business Support, subject to the control of its Board of Directors. Employee shall perform such duties as set forth in the documents entitled "Position Description for Vice President of Finance - Business Support" as amended and Finance Organization - proposed as of 11/17/00", as amended, which are attached hereto as Addendum E and Addendum F, respectively, and are incorporated herein by this reference, and other or additional duties as shall be assigned to him from time to time by such Board of Directors or his immediate supervisor.

     a) Employee will be responsible for returning to Schoeller & Hoesch in Gernsbach, Germany at least six (6) times during the period between March 1, 2001 and August 1, 2001 in order to ensure an orderly transition of Employee's business responsibilities at Schoeller & Hoesch. Employee shall not remain in Germany for longer than 10 consecutive working days during the March 1, 2001 - August 1, 2001 transition time-frame.

3. CONDITIONS PRECEDENT. This Agreement is contingent upon the Employee's medical and other necessary clearances through the U.S. Immigration and Naturalization Agency. Employer agrees to coordinate the application for any and all necessary visa and/or work permits required by Employee and to cover Employee's costs in obtaining the appropriate work permits or visas for Employee as well as Employee's spouse and dependents.

4. COMPENSATION AND BENEFITS. During the term of this Agreement, Employer shall pay Employee a salary at the base rate of $ 199,224, and other benefits as outlined on Addendum "A" attached hereto.

5. EXTENT OF SERVICES. Employee shall devote his entire attention and energy to the business and affairs of Employer and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, unless Employer consents to Employee's involvement in such business activity in writing. This restriction shall not be construed as preventing

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Employee from investing his assets in a form or manner that will not require
Employee's services in the operation of any of the companies in which such investments are made.

6. TERM. Unless earlier terminated, this Agreement shall run from March 1, 2001 until June 30, 2004, subject to the following:

     a) DEATH. If Employee's employment terminates by reason of his death, Employer shall only be obligated to make the payments required under its Pension Plan as amended from time to time in addition to salary and benefits due to employee up to the date of Employee's death.

     b) DISABILITY. In the event Employee should suffer a disability that is determined to qualify him for benefits under the short and/or long- term disability plan or program maintained by Employer for salaried employees (as applicable, the "Disability Plan"), Employee shall be paid, during the period of time he is determined to so disabled and qualified for benefits under the Disability Plan but not in excess of twelve (12) months, an amount equal to the difference between (i) his base salary at the time his disability commenced and (ii) the benefit paid from the Disability Plan (including other income benefits, if any, taken into account in determining the Disability Plan's benefit) for the same period of time.

7.  SEVERANCE. If Employer terminates Employee's employment prior to June
30, 2004, Employee's base salary will be paid until the expiration of this Agreement (June 30, 2004), and for the following 12 calendar months, however, subject to the following:

     a) TERMINATION FOR CAUSE: If Employer terminates Employee's employment prior to June 30 for cause, which includes, but is not limited to, willful failure to perform Employee's duties, dishonest conduct in the performance of Employee's duties, incompetence, insubordination, gross negligence, violation of any express direction, violation of any rule or regulation established by Employer from time to time or breach of any covenant contained in this Employment Agreement, no further compensation will be paid.

     b) CHANGE IN CONTROL AGREEMENT: If the Employee has entered into a Change in Control Employment Agreement ("Change in Control Agreement") with the Employer which provides for the payment of base salary for a period of time following a Change in Control (as defined in the Change in Control Agreement) or as the result of employment termination by reason of a Change in Control, the obligation of the Employer to pay base salary in the event of severance under this Paragraph shall be reduced dollar for dollar by the amount of base salary payable for the same period of time under the Change in Control Agreement.

If Employee resigns or voluntarily terminates his employment prior to June 30, 2004, the payment of his salary and any associated benefits will stop as of the date of the termination.

Upon expiration of this Agreement on June 30, 2004, if Employee elects not to continue employment with Employer after such date, Employee will give notice of not less than 6 months prior to such date. Employee will receive a severance payment equal to five (5) months base salary, with no further accrual of nor entitlement to benefits associated with such severance payment.

8. RESTRICTIVE COVENANT. During the term of this Agreement and for a period of one (1) year thereafter, Employee shall not, either as an individual on his own account or as a partner, joint venturer, employee, agent, officer, director or shareholder, directly or indirectly:

     a) enter into or engage in any business competitive with that of Employer within any area of the global market in which Employer is then doing business, providing Employee has had access to any of Employer's trade secrets or Confidential Information (as defined in Paragraph 9 below) during the course of his employment with Employer; nor

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     b)  solicit or attempt to solicit any of Employer's customers with the intent or purpose to perform services for such customers which are the same or similar to those provided to the customer by Employer or to sell to such customers goods which are the same or similar to those provided to the customer by Employer; nor

     c) solicit or attempt to solicit any of Employer's employees with the intent or purpose to employ or contract with such employees to perform services for a business competitive with that of the Employer within any area of the global market in which the Employer is then doing business.

9. CONFIDENTIAL INFORMATION. Employee shall treat as trade secrets all confidential information acquired during employment, including information relating to the relationship of the Company to its customers or suppliers (including, without limitation, the identity of any customer or supplier), the development, manufacturing, marketing, pricing, costs, capabilities, capacities and business plans related to the products or business of the Company that is not in the public domain, as well as other proprietary information of any nature created, used or developed in the business of or related to the company (hereinafter "Confidential Information") that Employee acquires during employment, and shall not use any such Confidential Information for Employee's benefit, nor disclose it, nor any part of it, to any other person, firm, corporation or organization not connected with the Company, except as authorized in writing by the Company.

10. RETURN OF DOCUMENTS. Upon termination of Employee's employment with or without cause, Employee shall immediately return and deliver to Employer and shall not retain any originals or copies (including electronic formats) of any books, papers, price lists, customer contracts, bids, customer lists, files, notebooks or any other documents containing any of the Confidential Information or otherwise relating to Employee's performance of duties under this Agreement. Employee further acknowledges and agrees that all such documents are the Employer's sole and exclusive property.

11. RESIGNATIONS. Upon termination of Employee's employment with or without cause, Employee shall resign as an officer and director of Employer and will thereafter refuse election as an officer or director of Employer.

12. EXPENSES. Employee is authorized to incur only such expenses for promoting Employer's business as Employer may, from time to time, deem reasonable and appropriate. Employer will reimburse Employee for all such expenses in accordance with applicable law and Employer policies upon Employee's presentation of receipts for expenses and an itemized account therefor.

13. NOTICE. All notices, demands and communications required, desired or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date received, if delivered personally, or on the third day after mailing, if sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the parties at the addresses set forth below or to such other person at such location as either party hereto may subsequently designate in a similar manner.

     If to Employee:   Gerhard Federer
                                 Vice President - Finance and Business Support 96 S. George Street
                                 York, PA 17401

     If to Employer:   P. H. Glatfelter Company
                                 Attn: Vice President - Human Resources .
                                 96 S. George Street
                                 York, PA 17401

14. CONSTRUCTION OF AGREEMENT. This Agreement shall be interpreted, construed and governed by and under the laws of the State of Pennsylvania, and Employee unconditionally submits to the jurisdiction of the courts located in the State of Pennsylvania in all matters relating to or arising from this Agreement.

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     a)  If any provision or clause of this Agreement or the application thereof to either party is held to be invalid by a court of competent jurisdiction, then such provision shall be severed herefrom, and such invalidity shall not affect any other provision of this Agreement, the balance of which shall remain in and have its intended full force and effect.

     b) In the event that the provisions of Paragraphs 8 or 9 of this Agreement shall ever be deemed to exceed the time or geographical limits permitted by applicable law, then such provisions shall be reformed to the maximum time and geographical limits permitted by applicable law.

     c) References herein to "Paragraphs" or "Subparagraphs" mean the various paragraphs and subparagraphs of this Agreement. The headings and titles of the Paragraphs of this Agreement are not a part of this Agreement, but are for convenience only and are not intended to define, limit or construe the contents of the various Paragraphs. The term "including" means including, without limitation, unless the context clearly indicates otherwise.

     d) If any party hereto defaults in the performance of its covenants, agreements, or other obligations described in this Agreement, then in addition to any and all other rights or remedies which the non-defaulting party may have against the defaulting party, the defaulting party will be liable to and will pay to the non-defaulting party a sum equal to the non-defaulting party's court costs and the reasonable fees of its attorneys and their support staff incurred in enforcing the covenants, agreements and other obligations of the defaulting party in this Agreement.

     e) This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no understandings, representations or warranties of any kind between the parties except as expressly set forth herein. This Agreement specifically supercedes and replaces the Old Employment Agreements entered into by the parties dated December 17, 1999.

     f) This Agreement may not be modified except by a writing duly signed by both parties hereto.

     g) Neither this Agreement nor any right or obligation of Employee hereunder may be assigned by Employee without the prior written consent of Employer. Subject thereto, this Agreement and the covenants and conditions herein contained shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

     h) All references herein to payment or sums money shall mean in U.S. currency unless otherwise indicated. All references herein to calendar year, month, week or day shall mean the calendar and parts thereof as observed in the U.S. All references herein to date and time shall mean the date and time in York, Pennsylvania, U.S.

     i) This Agreement and the Addenda hereto (Attachments "A" through "F"), may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

     j) The waiver by either party of a breach or default by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any other, continuing or subsequent breach or default by such party.

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     WHEREFORE, the parties hereto have executed this Agreement as of the date first set forth above.

P. H. Glatfelter Company                 Date:   January 31, 2001

By:  /S/ William T. Yanavitch
     ------------------------
     William T. Yanavitch
     Vice President -- Human Resources

Employee:

By:  /S/ Gerhard Federer                 Date:   January 31, 2001
     -------------------
     Gerhard Federer

Attachment A: COMPENSATION AND BENEFITS
Attachment B: RELOCATION AND RELATED ALLOWANCES
Attachment C: CORPORATE POLICY, RELOCATION (Present Exempt Salaried Employees),
              effective 8-1-99
Attachment D: Attachment E: CORPORATE POLICY, INTERNATIONAL ASSIGNMENTS
              (Present Exempt Salaried Employees)
Attachment E: Position Description for Vice President of Finance -- Business
              Support"
Attachment F: Finance Organization